Thor Announces Sale Of SJC Industries Subsidiary

ELKHART, Ind., May 6, 2013 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced the sale of substantially all of the assets of SJC Industries Corp., a subsidiary that manufactures ambulances, to Wheeled Coach Industries, Inc., a subsidiary of Allied Specialty Vehicles, Inc., a privately held company based in Orlando, Florida.

Bob Martin, Thor President and Chief Operating Officer, commented, "The sale provides the opportunity to streamline our bus operations and refocus these assets on our core business in a way that leaves our Goshen Coach operation better positioned to take advantage of future opportunities."

Peter Guile, Chief Executive Officer of ASV stated, "I am pleased with the addition of the McCoy-Miller and Marque ambulance brands to the Fire & Emergency Segment of Allied Specialty Vehicles, Inc. Both McCoy-Miller and Marque have been respected manufacturers within the ambulance industry for many years. ASV plans to build upon the strong reputation of the McCoy and Marque brands by supporting and enhancing their respective dealer's and providing an outstanding customer experience."

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreation vehicles and a major builder of buses and commercial vehicles.

About Allied Specialty Vehicles (ASV)
ASV is a +$1 billion manufacturer comprised of industry leading brands serving Fire & Emergency, Recreational and Commercial vehicle markets. Within the Fire & Emergency segment ASV offers a full line of Fire Apparatus and Ambulances. Within the Recreational Vehicle the company produces motorized RV's under many of the industry's most iconic brands. The Commercial segment produces school buses, terminal trucks and sweeper vehicles. For more information, visit us at www.alliedsv.com.

This release includes certain statements that are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, the level of state and federal funding available for transportation, interest rate increases, restrictive lending practices, recent management changes, the success of new product introductions, the pace of acquisitions, asset impairment charges, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2012 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended January 31, 2013. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

CONTACT: Jeffery A. Tryka, CFA, Investor Relations, (574) 970-7912, jtryka@thorindustries.com